EXHIBIT 13

FORM OF SIDE LETTER, DATED JUNE 12, 2003, BY AND AMONG THE

INVESTORS AND TEAM AMERICA, INC.

CDP/QUILVEST SIDE LETTER

In consideration of each of Capital International Asia CDPQ, Inc. (“CDP”) and Quilvest Asian Equity Ltd. (“Quilvest”) agreeing that a “Qualifying Sale” (as defined in the Certificate of Designation for the Series 4-A Preferred Stock and the related Warrants) has occurred in connection with the merger of Vsource, Inc. with TEAM America, Inc. (the “Company”), the Company and each of CDP and Quilvest agree to the following:

1.	In the event that the Company identifies/locates/is approached by one or more investors who are interested in a funding transaction in excess of US$ 20 million, the Company will make its best efforts to co-operate with CDP/Quilvest in order that such excess be made up by sale of the shares held by CDP/Quilvest at a per share price is no less than the price at which the Company is raising the primary US$ 20 million, adjusted pro-rata for commissions and expenses incurred by the Company (“Sale Opportunity”) up to an aggregate amount of $7.5 million in gross proceeds (the “Sale Amount”).

2.	If Vsource brings such a bona fide Sale Opportunity to CDP/Quilvest and CDP/Quilvest declines such Sale Opportunity, then the Sale Amount shall be reduced by an amount equal to the gross proceeds of such declined Sale Opportunity (as determined by multiplying the specified number of shares to be sold by the specified price per share). The Sale Amount may be raised in the course of one or more Sale Opportunities.

3.	This arrangement will be in force till the earlier of:

a.	the occurrence of a Qualifying Public Offering, as defined in the Certificate of Designation relating to the Series 4-A Convertible Preferred Stock of Vsource, Inc. (as modified as reasonably necessary to apply to shares of the Company’s common stock);

b.	the Company has provided one or more bona fide Sale Opportunities, whether accepted by CDP/Quilvest or not, for the Sale Amount; or

c.	June 1, 2005.

Acknowledged this              day of June, 2003

Quilvest Asian Equity Ltd.	Capital International Asia CDPQ, Inc.
By:	By:
Its:	Its:

TEAM America, Inc.
By:
Its:

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